UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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    ☐    Soliciting Material under § 240.14a-12

LUXFER HOLDINGS PLC
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(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

England and Wales	001-35370	98-1024030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

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Luxfer Holdings PLC Lumns Lane Manchester M27 8LN United Kingdom	Mailing Address: 8989 North Port Washington Road Suite 211 Milwaukee, WI 53217 United States	Telephone: +1 (414) 269-2419 Email: investor.relations@luxfer.com www.luxfer.com Registration No. 03690830 NYSE: LXFR

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 8, 2022

Dear Luxfer Shareholders,

The 2022 Annual General Meeting of Shareholders (the “AGM” or the “Annual General Meeting”) of Luxfer Holdings PLC (“Luxfer,” the “Company,” “us,” “we,” and “our”) will be held on Wednesday, June 8, 2022, at 2:00 p.m. BST. This proxy statement supplement, dated May 27, 2022 (the “Supplement”), supplements the Company’s definitive proxy statement, filed with the U.S. Securities and Exchange Commission on April 27, 2022, in relation to the AGM (the “Proxy Statement”). A copy of the Proxy Statement is available on our website at https://www.luxfer.com/investors/reports-and-presentations/annual-reports/ and at www.envisionreports.com/LXFR.

We are providing this Supplement to ask for your support of Resolution 3 at the AGM, which asks shareholders to re-elect Clive Snowdon as a director of the Company. Specifically, the purpose of this Supplement is to provide additional information regarding the Company’s commitment to recruit a diverse candidate to fill a Board vacancy. In deciding how to vote on Resolution 3, we encourage you to carefully read the relevant portions of the Proxy Statement and consider the information provided in this Supplement. We recommend that shareholders vote FOR Resolution 3 to re-elect Clive Snowdon as a director of the Company.

Board Commitment to Appoint Diverse Director Within Three Months of AGM
At Luxfer, director succession planning is an ongoing process and a responsibility that the Board gives significant consideration. As stated in the Company’s Corporate Governance Guidelines and the Proxy Statement, the Board seeks directors from diverse backgrounds, including directors diverse in racial or ethnic background, gender, age, and professional experience.

Recently, the Company received Institutional Shareholder Services’ (ISS) Proxy Analysis & Benchmark Policy Voting Recommendation (the “ISS Report”) and a summary of Glass Lewis’ voting recommendations in relation to the resolutions proposed at the AGM (the “Glass Lewis Report”). The Glass Lewis Report concurred with the Board’s voting recommendations on all 14 resolutions. However, the ISS Report recommended a vote “AGAINST” the re-election of Clive Snowdon as a director of the Company, stating that Mr. Snowdon, as Chair of the Nominating and Governance Committee, neglected to establish apparent racial or ethnic diversity on the Board. Accordingly, Luxfer wishes to address ISS’ and any shareholder concerns regarding director diversity, as well as emphasize the Company’s commitment to recruit a diverse candidate to fill a Board vacancy.

Luxfer is dedicated to director diversity, and historically the Company’s Board was comprised of diverse directors, including both racially or ethnically and gender diverse members. As announced on March 23, 2022 and noted in the Proxy Statement, Luxfer appointed Andy Butcher as Chief Executive Officer and Executive Director, effective May 6, 2022. Mr. Butcher succeeded Alok Maskara, who previously served on the Board and is considered racially or ethnically diverse. While Luxfer was actively engaged in a director recruitment process targeting diverse candidates prior to Mr. Maskara’s departure, Mr. Maskara’s departure accelerated the Company’s desire to onboard a racially or ethnically and gender diverse director.

To this end, Luxfer is committed, intends, and fully expects to appoint a racially or ethnically and gender diverse director within three months of the Annual General Meeting.

Board Recommendation to Vote FOR Resolution 3

We are committed to promoting diversity on our Board and within our organization. Moreover, Luxfer’s director succession planning and recruitment program is well structured and supports director diversity. We recognize that the diverse backgrounds of our directors promote differing perspectives and overall Board effectiveness. Promoting director diversity is consistent with the Company’s goal of creating a Board that best serves the interests of our shareholders. Since 2017, the year in which Mr. Snowdon first stood for election, the Company has received strong shareholder support of director elections, with a 98.41% average of votes in favor of electing the Company’s directors. Similarly, Mr. Snowdon has received an average of 99.07% votes in favor of his election from 2017 to 2021. We believe that the historical level of shareholder support regarding the Company’s directors confirms our responsiveness to our shareholders and their trust in the Board, including the Nominating and Governance Committee, to nominate and appoint well-suited, diverse directors.

For the reasons discussed above, we recommend you vote FOR Resolution 3 to re-elect Clive Snowdon as a director of the Company.

Please be advised that Luxfer may retain Georgeson LLC to assist in the solicitation of proxies with respect to this Resolution 3. The Company may also engage its directors, officers, and employees to solicit proxies from shareholders by telephone, facsimile, email, or in person. Any such directors, officers, and employees will not receive separate compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in relation to the proxy solicitation. In the event that Luxfer retains Georgeson LLC to assist in the solicitation of proxies, the Company will pay for all costs of such proxy solicitation.

Thank you for your consideration of our recommendation. You can find additional information regarding our directors and governance practices on pages 34-56 of the Proxy Statement. We appreciate our ongoing dialogue with you and look forward to continued engagement.

Sincerely,

/s/ Megan E. Glise

Megan E. Glise
General Counsel and Company Secretary

Milwaukee, Wisconsin, U.S.
May 27, 2022